EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Natus Medical Incorporated:
We consent to the incorporation by reference in the registration statements (Nos. 333‑65584, 333-133657, 333-174702, and 333-229314) on Form S-8 and registration statements (Nos. 333-133480, 333-150503, and 333-171489) on Form S-3 of Natus Medical Incorporated of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Natus Medical Incorporated as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Natus Medical Incorporated.

San Francisco, California
February 26, 2021